LCI INDUSTRIES REPORTS FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS
Delivered Strong Revenue Growth and Doubled Operating Income in Q4
Innovation and M&A Driving Growth
Provides Outlook for 2026 KPIs

Fourth Quarter 2025 Highlights Versus Fourth Quarter 2024
•Net sales increased 16% to $933 million, driven primarily by organic growth in RV OEM
•Operating profit margin expanded 180 bps to 3.8% from 2.0%
•Net income increased 96% to $19 million, or 2.0% of net sales
•Diluted earnings per share more than doubled to $0.77 from $0.37
•Adjusted net income of $22 million; adjusted diluted EPS increased 138% to $0.89 from $0.37
•Adjusted EBITDA increased 53% to $70 million, or 7.5% of net sales
•Towable RV content per unit up 11% to $5,670

Full Year 2025 Highlights Versus Full Year 2024
•Net sales increased 10% to $4.1 billion
•Operating profit margin expanded 100 bps to 6.8%
•Net income increased 32% to $188 million, or 4.6% of net sales
•Diluted earnings per share increased 35% to $7.57 from $5.60
•Adjusted net income of $185 million; adjusted diluted EPS increased 33% to $7.46 from $5.60
•Adjusted EBITDA increased 19% to $408 million, or 10% of net sales

Other Highlights
•Cash flows from operations of $331 million for the year ended December 31, 2025
•$243 million returned to shareholders in the form of dividends and share repurchases during 2025
•Strong liquidity position of $818 million, comprising $223 million of cash and cash equivalents and $595 million of availability on revolving credit facility at December 31, 2025
•Innovation continues to drive profitable sales growth and share gains with top five new innovative products projected at $225 million annualized sales run rate
•Expanded our presence in the transportation market with two key bus component acquisitions, Trans Air and Freedman Seating Company

Elkhart, Indiana - February 18, 2026 - LCI Industries (NYSE: LCII), a leading supplier of engineered components to the recreation and transportation markets, today reported fourth quarter and full year 2025 results.

“We delivered a very strong 2025 with our strategic execution delivering results that validate our multi-year investment in operational excellence and diversification. Despite a difficult wholesale environment in the fourth quarter, our team's relentless focus on innovation, efficiency, and market expansion contributed to a strong fourth quarter performance. This included 16% revenue growth and operating profit that more than doubled, capping off a year of accomplishments that has positioned us well as we look to the future," said Jason Lippert, President and Chief Executive Officer. “The foundation we've built through our competitive moat - combining our scale, deep industry expertise, enhanced technology, and an extremely talented team – positions us to capture significant growth opportunities across our multiple end markets. With our towable content per unit increasing 67% since 2020, a robust aftermarket business touching nearly every RV on the road, and gaining meaningful traction in our other OEM markets, we enter 2026 in a strong competitive position, poised to deliver operating margin expansion and exceptional shareholder value creation.”

Fourth Quarter 2025 Results

Consolidated net sales increased 16.1% to $932.7 million in the fourth quarter of 2025, up from $803.1 million in the same period of 2024. The $129.6 million increase was primarily driven by a $115.0 million increase in the OEM

Segment, reflecting sales price increases due to higher material costs, sales from acquired businesses during the year ($40.1 million in the fourth quarter), and strong North American RV sales from market share gains and a higher mix of premium fifth-wheel units.
Net income was up 96% to $18.7 million, or $0.77 per diluted share, compared to $9.5 million, or $0.37 per diluted share, in the fourth quarter of 2024. Adjusted net income, which excludes restructuring costs, net of tax effect, more than doubled to $21.6 million, or $0.89 per diluted share, compared to $9.5 million, or $0.37 per diluted share. Adjusted EBITDA increased 53% to $70.1 million, compared to $45.8 million in the fourth quarter of 2024. Operating profit margin was 3.8% in the fourth quarter of 2025 compared to 2.0% in the same period of 2024. The year-over-year margin expansion primarily benefitted from reduced costs from materials sourcing strategies and increased North American RV sales volume related to an increased sales mix of higher content fifth-wheel units and market share gains, partially offset by $3.9 million of restructuring costs related to the closure of the Company's glass operations in Ireland.

*Additional information regarding adjusted net income and adjusted EBITDA used throughout this release, as well as reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure of net income, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

Full Year 2025 Results

Consolidated net sales increased 10% to $4.1 billion for the full year 2025, up from $3.7 billion in 2024. The $380.8 million increase was primarily driven by contributions from acquired businesses during the year ($124.5 million), sales price increases due to higher material costs, and higher North American RV sales driven by an increased mix of higher content fifth-wheel units, market share gains and a modest increase in total North American RV wholesale shipments.

Net income for the full year 2025 was up 32% to $188.3 million, or $7.57 per diluted share, compared to net income of $142.9 million, or $5.60 per diluted share, for the full year 2024. Adjusted net income increased to $185.4 million, or $7.46 per diluted share, from $142.9 million, or $5.60 per diluted share, and excludes loss on extinguishment of debt, gain on sale of real estate, restructuring costs, and executive separation costs, net of tax effect. Adjusted EBITDA for the year ended December 31, 2025 increased 19% to $408.2 million, compared to $343.9 million for the full year 2024. Operating profit margin was 6.8% for the full year 2025 compared to 5.8% in 2024. The margin expansion primarily benefitted from reduced costs from materials sourcing strategies and leveraging of fixed expenses over higher North American RV sales volumes related to an increased sales mix of higher content fifth-wheel units, market share gains, and a modest increase in RV wholesale shipments.

OEM Segment - Fourth Quarter Performance

OEM net sales increased $115.0 million, or 18%, to $736.5 million for the fourth quarter of 2025, compared to the same period of 2024. RV OEM net sales increased 17% to $440.0 million, primarily driven by sales price increases related to higher material costs, an increase in RV sales mix toward higher content fifth-wheel units, and market share gains. Adjacent Industries OEM net sales increased 21% year-over-year to $296.5 million, driven primarily by sales from acquired businesses and higher sales to North American marine and utility trailer OEMs.

Operating profit of the OEM Segment was $26.9 million in the fourth quarter of 2025, or 3.7% of net sales, compared to $1.9 million, or 0.3% of net sales, in the same period in 2024. The operating profit margin expansion of the OEM Segment was primarily driven by increases in selling prices for targeted products, primarily related to increased material costs, reduced costs from material sourcing strategies, and improved fixed cost absorption, partially offset by higher material costs on the expense side, which were impacted by tariffs and higher steel, aluminum, and freight costs, and restructuring costs related to the closure of the Company's glass operations in Ireland.

Aftermarket Segment - Fourth Quarter Performance

Aftermarket net sales increased 8% to $196.2 million for the fourth quarter of 2025, compared to the same period of 2024. The increase was primarily driven by product innovations, increased demand for our upgrade and service parts as more units enter the upgrade and repair cycle within the RV aftermarket, and sales price increases related to higher material costs, partially offset by lower volumes within the automotive aftermarket. Operating profit of the Aftermarket Segment was $8.5 million, or 4.3% of net sales, compared to $14.3 million, or 7.9% of net sales, in the same period of 2024. The operating profit margin change was primarily driven by higher material costs related to tariffs and higher steel, aluminum, and freight costs, increases in sales mix toward lower margin products, and investments in capacity, distribution and logistics technology to support the growth of the Aftermarket Segment, partially offset by increases in selling prices for targeted products, primarily related to increased material costs, and reduced costs from material sourcing strategies.

Income Taxes

The Company's effective tax rate was 26.2% and 27.2% for the year and quarter ended December 31, 2025, respectively, compared to 24.5% and 13.5% for the year and quarter ended December 31, 2024, respectively. The increase in the effective tax rate for the full year and fourth quarter 2025 compared to 2024 was primarily due to an increase in the state tax rate.

Balance Sheet and Other Items

At December 31, 2025, the Company's cash and cash equivalents balance was $222.6 million, up from $165.8 million at December 31, 2024. The Company used $128.6 million for share repurchases, $114.0 million for dividend payments to shareholders, $112.7 million for the acquisitions of businesses, and $52.6 million for capital expenditures in the twelve months ended December 31, 2025.

The Company's outstanding long-term indebtedness, including current maturities, was $945.2 million at December 31, 2025. As of December 31, 2025, the Company had $595.2 million of borrowing availability under its revolving credit facility.

Outlook

Based on current market and economic conditions along with existing tariffs, the Company expects the following:

•January 2026 net sales of approximately $343 million, up 4% from prior year
•2026 North American RV wholesale shipments of 335,000 to 350,000
•2026 revenue of $4.2 billion to $4.3 billion
•2026 operating profit margin of 7.5% to 8.0%
•2026 adjusted EPS of $8.25 to $9.25

Conference Call & Webcast

LCI Industries will host a conference call to discuss its fourth quarter results on Wednesday, February 18, 2026, at 8:30 a.m. Eastern time. An online, real-time webcast, as well as a supplemental earnings presentation, will be available on the Company's website, www.investors.lci1.com. The conference call and webcast can also be accessed by dialing (833) 470-1428 for participants in the U.S. and (929) 526-1599 for participants outside the U.S. using the required access code 773066. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call.

A replay of the conference call will be available for two weeks by dialing (866) 813-9403 for participants in the U.S. and (44) 204-525-0658 for those outside the U.S. and referencing access code 126125. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries (NYSE: LCII), through its Lippert subsidiary, is a global leader in supplying engineered components to the outdoor recreation and transportation markets. We believe our innovative culture, advanced manufacturing capabilities, and dedication to enhancing the customer experience have established Lippert as a reliable partner for both OEM and aftermarket customers. For more information, visit www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, optimization of facilities and infrastructure, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

Contact:
Lillian D. Etzkorn, CFO
(574) 535-1125
Investors@lci1.com

###

LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(In thousands, except per share amounts)

Net sales	$932,700	$803,138	$4,122,017	$3,741,208
Cost of sales	726,788	633,732	3,141,722	2,861,493
Gross profit	205,912	169,406	980,295	879,715
Warehouse and transportation	51,320	44,546	205,060	196,482
Selling, general and administrative expenses	119,230	108,726	495,313	464,996
Operating profit	35,362	16,134	279,922	218,237
Interest expense, net	9,707	5,100	35,710	28,899
Loss on extinguishment of debt	—	—	8,859	—
Gain on sale of real estate	—	—	(19,716)	—
Income before income taxes	25,655	11,034	255,069	189,338
Provision for income taxes	6,971	1,487	66,819	46,471
Net income	$18,684	$9,547	$188,250	$142,867

Net income per common share:
Basic	$0.77	$0.37	$7.59	$5.61
Diluted	$0.77	$0.37	$7.57	$5.60

Weighted average common shares outstanding:
Basic	24,219	25,481	24,803	25,447
Diluted	24,349	25,599	24,855	25,507

Depreciation	$16,860	$16,482	$67,055	$70,393
Amortization	$14,021	$13,211	$54,176	$55,300
Capital expenditures	$14,573	$10,943	$52,644	$42,333

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$382,644	$328,254	$1,708,236	$1,514,578
Motorhomes	57,361	47,808	235,976	233,066
Adjacent Industries OEMs	296,511	245,491	1,245,441	1,112,806
Total OEM Segment net sales	736,516	621,553	3,189,653	2,860,450
Aftermarket Segment:
Total Aftermarket Segment net sales	196,184	181,585	932,364	880,758
Total net sales	$932,700	$803,138	$4,122,017	$3,741,208

Operating profit:
OEM Segment	$26,893	$1,858	$184,120	$107,081
Aftermarket Segment	8,469	14,276	95,802	111,156
Total operating profit	$35,362	$16,134	$279,922	$218,237

Depreciation and amortization:
OEM Segment depreciation	$11,843	$12,446	$48,331	$53,484
Aftermarket Segment depreciation	5,017	4,036	18,724	16,909
Total depreciation	$16,860	$16,482	$67,055	$70,393

OEM Segment amortization	$9,996	$9,417	$38,665	$39,843
Aftermarket Segment amortization	4,025	3,794	15,511	15,457
Total amortization	$14,021	$13,211	$54,176	$55,300

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	December 31,	December 31,
	2025	2024
(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$222,615	$165,756
Accounts receivable, net	243,425	199,560
Inventories, net	809,094	736,604
Prepaid expenses and other current assets	74,552	58,318
Total current assets	1,349,686	1,160,238
Fixed assets, net	428,031	432,728
Goodwill	622,183	585,773
Other intangible assets, net	402,568	392,018
Operating lease right-of-use assets	272,995	224,313
Other long-term assets	100,524	99,669
Total assets	$3,175,987	$2,894,739

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$3,683	$423
Accounts payable, trade	202,257	187,684
Current portion of operating lease obligations	44,174	38,671
Accrued expenses and other current liabilities	223,253	185,275
Total current liabilities	473,367	412,053
Long-term indebtedness	941,502	756,830
Operating lease obligations	246,047	199,929
Deferred taxes	27,495	26,110
Other long-term liabilities	126,743	112,931
Total liabilities	1,815,154	1,507,853
Total stockholders' equity	1,360,833	1,386,886
Total liabilities and stockholders' equity	$3,175,987	$2,894,739

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2025	2024
(In thousands)
Cash flows from operating activities:
Net income	$188,250	$142,867
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	121,231	125,693
Stock-based compensation expense	22,689	18,653
Deferred taxes	15,882	(7,073)
Loss on extinguishment of debt	8,859	—
Gain on sale of real estate	(19,716)	—
Other non-cash items	17,999	7,209
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(25,535)	13,469
Inventories, net	(35,008)	46,335
Prepaid expenses and other assets	(12,435)	4,532
Accounts payable, trade	4,436	3,474
Accrued expenses and other liabilities	44,324	15,125
Net cash flows provided by operating activities	330,976	370,284
Cash flows from investing activities:
Capital expenditures	(52,644)	(42,333)
Acquisitions of businesses	(112,693)	(19,957)
Proceeds from sale of real estate	22,674	—
Other investing activities	(4,404)	1,192
Net cash flows used in investing activities	(147,067)	(61,098)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(5,298)	(9,159)
Proceeds from revolving credit facility	—	86,248
Repayments under revolving credit facility	(19,261)	(138,752)
Proceeds from term loan borrowings	391,000	—
Repayments under term loan and other borrowings	(283,765)	(36,655)
Proceeds from issuance of convertible notes	448,500	—
Repurchase of convertible notes	(368,920)	—
Purchases of convertible note hedge contracts	(67,574)	—
Proceeds from issuance of warrants concurrent with note hedge contracts	27,600	—
Payment of dividends	(114,043)	(109,471)
Payment of contingent consideration and holdbacks related to acquisitions	(893)	(2)
Repurchases of common stock	(128,571)	—
Other financing activities	(4,266)	(430)
Net cash flows used in financing activities	(125,491)	(208,221)
Effect of exchange rate changes on cash and cash equivalents	(1,559)	(1,366)
Net increase in cash and cash equivalents	56,859	99,599
Cash and cash equivalents at beginning of period	165,756	66,157
Cash and cash equivalents at end of period	$222,615	$165,756

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	64.7	67.7	298.2	291.6
Motorhome RVs	8.4	8.0	36.0	34.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	51.3	55.4	305.3	307.7
Impact on dealer inventories	13.4	12.3	(7.1)	(16.1)
Motorhome RVs	7.6	7.9	37.7	40.0

			Twelve Months Ended
			December 31,
			2025	2024
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV			$5,670	$5,097
Motorhome RV			$3,993	$3,742

			December 31,
			2025	2024
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (2)			$595.2	$452.5
Days sales in accounts receivable, based on last twelve months			29.7	29.9
Inventory turns, based on last twelve months			4.2	4.0

			2026
Estimated Full Year Data:
Revenue			$4.2 - $4.3 billion
Operating profit margin			7.5% - 8.0%
Adjusted diluted EPS			$8.25 - $9.25
Capital expenditures			$60 - $80 million
Depreciation and amortization			$115 - $125 million
Stock-based compensation expense			$24 - $27 million
Annual tax rate			25% - 27%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to Adjusted EBITDA and net income as a percentage of net sales to Adjusted EBITDA as a percentage of net sales.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(In thousands)
Net income	$18,684	$9,547	$188,250	$142,867
Interest expense, net	9,707	5,100	35,710	28,899
Provision for income taxes	6,971	1,487	66,819	46,471
Depreciation expense	16,860	16,482	67,055	70,393
Amortization expense	14,021	13,211	54,176	55,300
EBITDA	$66,243	$45,827	$412,010	$343,930
Loss on extinguishment of debt	—	—	8,859	—
Gain on sale of real estate	—	—	(19,716)	—
Restructuring costs	3,900	—	3,900	—
Executive separation costs	—	—	3,193	—
Adjusted EBITDA	$70,143	$45,827	$408,246	$343,930

Net sales	$932,700	$803,138	$4,122,017	$3,741,208
Net income as a percentage of net sales	2.0%	1.2%	4.6%	3.8%
Adjusted EBITDA as a percentage of net sales	7.5%	5.7%	9.9%	9.2%

The following table reconciles net income to adjusted net income and net income per diluted share to adjusted net income per diluted share.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
(In thousands, except per share amounts)
Net income	$18,684	$9,547	$188,250	$142,867
Loss on extinguishment of debt	—	—	8,859	—
Gain on sale of real estate	—	—	(19,716)	—
Restructuring costs	3,900	—	3,900	—
Executive separation costs	—	—	3,193	—
Tax effect of adjustments	(936)	—	900	—
Adjusted net income	$21,648	$9,547	$185,386	$142,867

Net income per common share - diluted	$0.77	$0.37	$7.57	$5.60
Loss on extinguishment of debt	—	—	0.36	—
Gain on sale of real estate	—	—	(0.79)	—
Restructuring costs	0.16	—	0.16	—
Executive separation costs	—	—	0.13	—
Tax effect of adjustments	(0.04)	—	0.03	—
Adjusted net income per common share - diluted	$0.89	$0.37	$7.46	$5.60

Weighted average common shares outstanding - diluted	24,349	25,599	24,855	25,507
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measures of Adjusted EBITDA, Adjusted EBITDA as a percentage of net sales, adjusted net income, and adjusted net income per diluted common share to illustrate and improve comparability of its results from period to period. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, amortization expense, loss on extinguishment of debt, gain on sale of real estate, restructuring costs, and executive separation costs during the three and twelve month periods ended December 31, 2025 and 2024. Adjusted net income is defined as net income adjusted for loss on extinguishment of debt, gain on sale of real estate, restructuring costs, and executive separation costs, and the related tax effects during the three and twelve month periods ended December 31, 2025. The restructuring costs adjusted out of the non-GAAP measures relate to the closure of the Company's glass operations in Ireland. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. These measures are not in accordance with, nor are they substitutes for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.